Exhibit 99.1
eBay Inc. Reports Better Than Expected First Quarter 2021 Results

•Revenue of $3.0 billion, up 42% on an as-reported basis and up 38% on an FX-Neutral basis
•Gross Merchandise Volume of $27.5 billion, up 29% on an as-reported basis and up 24% on an FX-Neutral basis
•GAAP and Non-GAAP EPS per diluted share of $0.82 and $1.09, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margin of 27.9% and 33.0%, respectively
•Returned $414 million to shareholders in Q1, including $292 million of share repurchases and $122 million paid in cash dividends

San Jose, California, April 28, 2021 - eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its first quarter ended March 31, 2021.

“We delivered another strong quarter for the company and an excellent start to the year for our buyers and sellers. We generated tremendous volume and earnings, with revenue growth the highest it has been since 2005,” said Jamie Iannone, Chief Executive Officer at eBay. “Last July, I laid out our vision for a Tech-led reimagination of eBay and our results prove this long-term strategy is working. While we have more work to do, we are confident we are on a path of continued growth in the years ahead.”

First Quarter Financial Highlights

•Revenue was $3.0 billion, up 42% on an as-reported basis and up 38% on a foreign exchange (FX) neutral basis.
•Gross merchandise volume (GMV) was $27.5 billion, up 29% on an as-reported basis and up 24% on an FX-Neutral basis.
•GAAP net income from continuing operations was $569 million, or $0.82 per diluted share.
•Non-GAAP net income from continuing operations was $758 million, or $1.09 per diluted share.
•Generated $938 million of operating cash flow and $855 million of free cash flow from continuing operations.
•Annual active buyers grew by 7%, for a total of 187 million global active buyers.
•Annual active sellers grew by 8%, for a total of 20 million global active sellers.(1)

Business Highlights

Revenue Initiatives

•eBay continues to scale its management of payments globally, with over 52% of global on-platform volume processed through managed payments during the quarter. The company exited Q1 with over 4 million sellers migrated globally and over 80% of the payments migration completed in the U.S. eBay also launched the new experience for sellers in France, Italy and Spain.
•As a result of the managed payments migration, eBay simplified checkout flows and reduced unpaid items by approximately 80% on fixed price transactions during the quarter.
•Promoted Listings delivered close to $224 million of revenue in Q1, up 64% on an as-reported basis and up 58% on an FX-Neutral basis.

Tech-led Reimagination of the Platform

•In Q1, eBay saw significant growth in its core categories. In the U.S., sneakers valued above $100 grew at a triple digit rate year-over-year yet again, and growth in luxury watches accelerated from 16% in Q4 to 38% in Q1.
•Another core category eBay focused on during the quarter was Trading Cards. During Q1, in the U.S., GMV for Trading Cards was over $1 billion dollars and active buyers in the category doubled. The company also announced a new image listing tool for top-selling trading cards. The new tool leverages computer vision technology to scan the card, which streamlines listing creation and can reduce time to list by up to 75%.
•eBay expanded its Certified Refurbished experience in the U.S. to over 150 brands, and launched Certified Refurbished in the U.K., Canada and Germany with more than 100 brands.
•Keeping with its commitment to be the partner of choice to sellers, eBay launched a new unified listing experience that offers a cohesive design across all platforms to simplify the listing flow and enhance seller benefits.

•eBay's ongoing SEO efforts, particularly in its core categories, added roughly one point of active buyer growth in Q1. Free traffic to browse pages continues to grow, and in sneakers eBay saw almost double the amount of traffic and close to triple the amount of new buyers coming to eBay through SEO.
•The company launched a Store Preview feature for sellers to view their storefront before publishing, building seller confidence and easing the transition to the new experience.
•eBay announced a new coded coupons tool for sellers to create custom discount codes for their buyers to share publicly on eBay.com or privately through their own marketing channels. Sellers can also print their coded coupons to include in shipped packages, helping drive repeat purchases from their buyers.
•eBay launched Terapeak Sourcing Insights, a new tool that helps sellers with a qualifying stores subscription analyze trending categories, top products, and signals what inventory is most likely to sell.
•The company simplified its shipping badges in the U.S. and Germany, providing buyers with a new, clean and concise view of shipping speed and cost.

Impact

•The company launched its first Recommerce Report which revealed that, according to eBay’s latest survey of its sellers, 87% of U.S. respondents say that they have sold pre-owned goods in 2020, and almost three-quarters of sellers surveyed began selling pre-owned goods last year for supplemental income.
•In Q1, eBay announced a $25 million investment in the Clear Vision Impact Fund to bolster small and medium sized businesses that are based in, or support, underserved communities nationally.
•eBay announced the recipients of its Up & Running Grants, a new program focused on ensuring today’s small businesses are here tomorrow. Fifty sellers from across the U.S. have been selected to receive grant packages, inclusive of $10,000 in funding and education resources.
•The company continued to support the U.K.'s National Health Service, delivering more than 2 billion PPE items to primary care workers in the U.K. utilizing eBay’s technology.
•The company published its first Task Force on Climate-Related Financial Disclosures (TCFD) report reinforcing its increased momentum toward climate transparency and action.
•During the quarter, eBay raised over $35 million through eBay for Charity.
•The company increased employee matching gift limits through the eBay Foundation from $2,500 to $10,000 per year.
•The company also contributed to Asian Americans Advance Justice and supported employee giving during Black History Month and the Lunar New Year.

(1) All sellers who successfully closed a transaction on our platforms within the previous 12-month period. Sellers may register more than once, and as a result, may have more than one account.

First Quarter 2021 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2021	2020	Change
eBay Inc.
Net revenues	$3,023	$2,129	$894	42%
GAAP - Continuing Operations
Income (loss) from continuing operations	$569	$431	$138	32%
Earnings (loss) per diluted share from continuing operations	$0.82	$0.57	$0.25	44%
Non-GAAP - Continuing Operations
Net income	$758	$522	$236	45%
Earnings per diluted share	$1.09	$0.69	$0.40	59%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 27.9% for the first quarter of 2021, compared to 26.5% for the same period last year. Non-GAAP operating margin increased to 33.0% in the first quarter of 2021, compared to 31.6% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the first quarter of 2021 was 21.5%, compared to 23.8% for the first quarter of 2020. The non-GAAP effective tax rate for continuing operations for the first quarter of 2021 was 17.3%, compared to 16.5% for the first quarter of 2020.
•Cash flow – The company generated $938 million of operating cash flow and $855 million of free cash flow from continuing operations during the first quarter of 2021.
•Capital returns – The company repurchased approximately $292 million of its common stock, or more than 5 million shares, in the first quarter of 2021. The company's total repurchase authorization remaining as of March 31, 2021 was $5.7 billion. The company also paid cash dividends of $122 million during the first quarter of 2021.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $3.9 billion as of March 31, 2021.
Business Outlook
eBay is providing the following guidance for continuing operations for Q2 2021.

In billions, except per share data and percentages	Q2 2021 Guidance
Revenue	$2.98 - $3.03
Organic FX-Neutral Y/Y Growth	8 - 10%

Diluted GAAP EPS	$0.67 - $0.72

Diluted Non-GAAP EPS	$0.91 - $0.96

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.18 per share of the company's common stock. The dividend is payable on June 18, 2021 to stockholders of record as of June 1, 2021.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2021 results at 3:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (833) 350-1438 in the U.S. and (647) 689-6641 internationally. The passcode for the conference line is 9274635. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an "FX-Neutral basis", to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported "on an FX-Neutral basis", we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. We define Organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the second quarter and full year 2021 and the future growth in its business, the effects of COVID-19 on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends, share repurchases, and the closing of the announced transaction with Adevinta ASA (the “Transaction”), the potential benefits of the Transaction and the impact of the Transaction on future results. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company’s ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company’s need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company’s share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company’s ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company’s need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company’s need and ability to manage regulatory, tax, data security and litigation risks; the company’s ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company’s ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that regulatory and other approvals and conditions to the Transaction are not received or satisfied on a timely basis or at all; the possibility that eBay may not fully realize the projected benefits of the Transaction; changes in the anticipated timing for closing the Transaction; business disruption during the pendency of or following the Transaction; diversion of management time on Transaction-related issues; the reaction of customers and other persons to the Transaction; and other events that could adversely impact the completion of the Transaction, including COVID-19 and industry or economic conditions outside of our control.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	Joe Billante	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2021	December 31, 2020
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,667	$1,428
Short-term investments	1,700	2,398
Accounts receivable, net of allowance for doubtful accounts of $86 and $97	348	412
Customer accounts and funds receivable	1,016	939
Other current assets	789	825
Current assets held for sale	1,171	1,188
Total current assets	6,691	7,190
Long-term investments	1,059	833
Property and equipment, net	1,321	1,358
Goodwill	4,591	4,675
Intangible assets, net	5	12
Operating lease right-of-use assets	477	509
Deferred tax assets	3,448	3,537
Warrant asset	1,015	1,051
Other assets	124	145
Total assets	$18,731	$19,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,172	$18
Accounts payable	324	332
Customer accounts and funds payable	1,073	1,052
Accrued expenses and other current liabilities	1,849	1,858
Deferred revenue	114	110
Income taxes payable	135	180
Current liabilities held for sale	463	452
Total current liabilities	5,130	4,002
Operating lease liabilities	344	380
Deferred tax liabilities	2,381	2,359
Long-term debt	5,855	7,745
Other liabilities	1,251	1,263
Total liabilities	14,961	15,749

Total stockholders' equity	3,770	3,561
Total liabilities and stockholders' equity	$18,731	$19,310

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2021	2020
	(In millions, except per share amounts)
Net revenues	$3,023	$2,129
Cost of net revenues (1)	823	502
Gross profit	2,200	1,627
Operating expenses:
Sales and marketing (1)	687	520
Product development (1)	318	232
General and administrative (1)	258	207
Provision for transaction losses	88	96
Amortization of acquired intangible assets	7	7
Total operating expenses	1,358	1,062
Income from operations	842	565
Interest and other, net	(117)	1
Income from continuing operations before income taxes	725	566
Income tax provision	(156)	(135)
Income from continuing operations	$569	$431
Income from discontinued operations, net of income taxes	72	2,981
Net income	$641	$3,412

Income per share - basic:
Continuing operations	$0.84	$0.57
Discontinued operations	0.10	3.96
Net income per share - basic	$0.94	$4.53

Income per share - diluted:
Continuing operations	$0.82	$0.57
Discontinued operations	0.10	3.94
Net income per share - diluted	$0.92	$4.51

Weighted average shares:
Basic	681	753
Diluted	693	757

(1) Includes stock-based compensation as follows:
Cost of net revenues	$10	$10
Sales and marketing	22	16
Product development	43	36
General and administrative	31	30
	$106	$92

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2021	2020
	(In millions)
Cash flows from operating activities:
Net income	$641	$3,412
(Income) loss from discontinued operations, net of income taxes	(72)	(2,981)
Adjustments:
Provision for transaction losses	88	96
Depreciation and amortization	140	141
Stock-based compensation	106	92
(Gain) loss on investments, net	(1)	(38)
Deferred income taxes	95	49
Change in fair value of warrant	36	(12)
(Gain) loss on extinguishment of debt	10	—
Changes in assets and liabilities, net of acquisition effects	(105)	(145)
Net cash provided by continuing operating activities	938	614
Net cash provided by (used in) discontinued operating activities	104	(22)
Net cash provided by operating activities	1,042	592
Cash flows from investing activities:
Purchases of property and equipment	(83)	(97)
Purchases of investments	(3,424)	(10,705)
Maturities and sales of investments	3,772	9,195
Other	1	39
Net cash provided by (used in) continuing investing activities	266	(1,568)
Net cash provided by (used in) discontinued investing activities	(1)	4,074
Net cash provided by investing activities	265	2,506
Cash flows from financing activities:
Proceeds from issuance of common stock	—	5
Repurchases of common stock	(304)	(3,997)
Payments for taxes related to net share settlements of restricted stock units and awards	(20)	(40)
Payments for dividends	(122)	(114)
Proceeds from issuance of long-term debt, net	—	994
Repayment of debt	(1,156)	—
Net borrowings under commercial paper program	400	—
Net funds receivable and payable activity	32	—
Other	1	(7)
Net cash used in continuing financing activities	(1,169)	(3,159)
Net cash provided by (used in) discontinued financing activities	—	(2)
Net cash used in financing activities	(1,169)	(3,161)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	(34)
Net increase (decrease) in cash, cash equivalents and restricted cash	127	(97)
Cash, cash equivalents and restricted cash at beginning of period	1,594	996
Cash, cash equivalents and restricted cash at end of period	1,721	899
Less: Cash and cash equivalents and restricted cash of held for sale business	31	16
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,690	$883

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(In millions, except percentages)
Net Revenues by Type:

Net transaction revenues (1)	$2,732	$2,598	$2,355	$2,447	$1,900
Current quarter vs prior year quarter	44%	31%	29%	30%	1%
Percent from international	57%	60%	59%	60%	62%

Marketing services and other revenues	291	270	251	221	229
Current quarter vs prior year quarter	27%	5%	(1)%	(18)%	(17)%
Percent from international	58%	55%	55%	50%	52%

Total net revenues (2)	$3,023	$2,868	$2,606	$2,668	$2,129
Current quarter vs prior year quarter	42%	28%	25%	24%	(1)%

(1) Hedge gain/(loss)	$(28)	$(8)	$6	$17	$—
(2) Foreign currency impact	$80	$45	$31	$(40)	$(35)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(In millions, except percentages)
Active Buyers (1)	187	185	183	182	174
Current quarter vs prior year quarter	7%	7%	5%	5%	2%

Gross Merchandise Volume (2)
U.S.	$10,393	$9,624	$9,790	$10,489	$7,631
Current quarter vs prior year quarter	36%	25%	33%	35%	(4)%
International	$17,067	$16,934	$15,259	$16,646	$13,628
Current quarter vs prior year quarter	25%	19%	16%	22%	—%
Total GMV	$27,460	$26,558	$25,049	$27,135	$21,259
Current quarter vs prior year quarter	29%	21%	22%	26%	(1)%

(1)All buyers who successfully closed a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)Total value of all successfully closed transactions between users on our platforms during the period regardless of whether the buyer and seller actually consummated the transaction. We believe that GMV provides a useful measure of the overall volume of closed transactions that flow through our platform in a given period, notwithstanding the inclusion in GMV of closed transactions that are not ultimately consummated.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Revenue guidance is provided on an FX-Neutral basis and excludes incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
June 30, 2021
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$2.98 - $3.03	$2.98 - $3.03
Diluted EPS from continuing operations	$0.67 - $0.72	$0.91 - $0.96

(a) Estimated non-GAAP amounts above for the three months ending June 30, 2021 reflect adjustments that exclude the estimated stock-based compensation expense and associated employer payroll tax expense of approximately $140 - $150 million and an adjustment that excludes the net deferred tax impact related to the step-up in the tax basis of intangible assets of approximately $45 - $55 million.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis". These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis”, can be found in the tables included in this press release. For figures in this press release reported "on an FX-Neutral basis", the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year transactional currency amounts. The company defines organic FX-Neutral revenue growth as reported revenue growth, excluding incremental revenue from acquisitions or dispositions for the twelve-month period following such acquisitions or dispositions and foreign exchange rate effects.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2021	2020
	(In millions, except percentages)
GAAP operating income	$842	$565
Stock-based compensation expense and related employer payroll taxes	107	93
Amortization of acquired intangible assets within cost of net revenues	—	1
Amortization of acquired intangible assets within operating expenses	7	7
Other significant gains, losses or charges	41	7
Total non-GAAP operating income adjustments	155	108
Non-GAAP operating income	$997	$673
Non-GAAP operating margin	33.0%	31.6%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate*

	Three Months Ended March 31,
	2021	2020
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$725	$566
GAAP provision for income taxes	(156)	(135)
GAAP net income from continuing operations	$569	$431
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	155	108
(Gain) loss on investments and sale of business	—	(37)
Change in fair market value of warrant	36	(12)
Tax effect of non-GAAP adjustments	(2)	32
Non-GAAP net income from continuing operations	$758	$522

Diluted net income from continuing operations per share:
GAAP	$0.82	$0.57
Non-GAAP	$1.09	$0.69
Shares used in GAAP and non-GAAP diluted net income per-share calculation	693	757

GAAP effective tax rate - Continuing operations	21.5%	23.8%
Tax effect of non-GAAP adjustments to net income from continuing operations	(4.2)%	(7.3)%
Non-GAAP effective tax rate - Continuing operations	17.3%	16.5%

*Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow*

	Three Months Ended March 31,
	2021	2020
	(In millions)
Net cash provided by continuing operating activities	$938	$614
Less: Purchases of property and equipment	(83)	(97)
Free cash flow	$855	$517

*Presented on a continuing operations basis